Exhibit 3.1

UNOFFICIAL ENGLISH TRANSLATION OF

THE DEED OF AMENDMENT OF:

FRANK’S INTERNATIONAL N.V.

The attached document is an unofficial English translation of the deed of amendment to the articles of association of Frank’s International N.V., having its corporate seat in Amsterdam, executed on May 19, 2017.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in the translation, and if so, the Netherlands text will by law govern.

AMENDMENT TO THE ARTICLES OF ASSOCIATION

FRANK’S INTERNATIONAL N.V.

This day, the nineteenth day of May two thousand seventeen, appeared before me, Tjien Hauw Liem, Esq., civil law notary officiating in Amsterdam:

Anne Eva Klein Obbink, Esq., born in Nieuwegein, The Netherlands, on the twenty-sixth day of January, nineteen hundred and eighty-eight, for these purposes electing as her place of residence the office of the aforementioned civil law notary, J.J. Viottastraat 52, 1071 JT Amsterdam, The Netherlands, holder of the Netherlands passport with number NN7KJL8P6.

The appearing person declared as follows:

I.	PRESENT ARTICLES

The articles of association of Frank’s International N.V., a limited liability company organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, The Netherlands, with address Mastenmakersweg 1, 1786 PB Den Helder, The Netherlands, registered with the trade register under number 34241787 (the “Company”), have most recently been amended by the deed executed before Tjien Hauw Liem, Esq., civil law notary officiating in Amsterdam, The Netherlands, on the fourteenth day of May two thousand fourteen.

The Company’s articles of association now read as set forth in the above-mentioned document.

II.	RESOLUTION TO AMEND THE ARTICLES OF ASSOCIATION

According to the attached excerpt of the minutes of the annual general meeting of the Company, the Company’s general meeting has adopted a resolution (the “Resolution”) to amend the Company’s articles of association and to authorize the appearing person to have this deed executed and to sign it.

III.	AMENDMENT OF THE ARTICLES OF ASSOCIATION

Pursuant to the Resolution, the Company’s articles of association are amended in such a manner that the articles of association shall henceforth read as follows:

ARTICLES OF ASSOCIATION

CHAPTER I

Definitions

Article 1. Definitions

In these articles of association, the following terms shall mean:

a.	Affiliate: of any specified person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified person (control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing);

b.	Annual Accounts: the balance sheet and profit and loss account plus explanatory notes of the company;

c.	Auditor: a registered accountant or any such other accountant as referred to in article 2:393 of the Netherlands Civil Code, or any organization in which such accountants co-operate;

d.	Beneficially Owns: the ability, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to (i) vote, or to direct the voting of, a security or (ii) dispose, or to direct the disposition of, a security;

e.	Family Member: a spouse, lineal ancestor, lineal descendant, legally adopted child, brother or sister of a person, or a lineal descendant or legally adopted child of a brother or sister of a person;

f.	MH: Mosing Holdings, LLC, a limited liability company organized and existing under the laws of the state of Delaware, United States of America, with its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801, United States of America;

g.	Mosing Family: collectively, MH and each of the persons listed on Exhibit A hereto and each of their Affiliates, Family Members or trusts set up for the benefit of any of the persons listed on Exhibit A hereto (provided that such Affiliates, Family Members or trusts are identified to the company in writing at its principal executive office as a person included in the definition of the Mosing Family; provided further that any person may, by written notice to the company, irrevocably waive its rights to be included as a member of the Mosing Family), for the purpose of these articles of association represented by (a) Donald Keith Mosing or (b) such other person as shall be agreed upon in writing by the members of the Mosing Family that own an aggregate of at least sixty-six and two/third percent (66 2⁄3%) of the entire interest of the Mosing Family in the company, whereby prior to exercising any rights awarded to the Mosing Family under these articles of association such representative shall deliver to the company a certificate stating the members of the Mosing Family and the number of shares held by them;

h.	Subsidiary:

•	a legal entity in respect whereof the company or any of its subsidiaries have, whether or not pursuant to an agreement with other persons entitled to vote, can exercise either individually or collectively, more than one-half of the voting rights at the general meeting;

•	a legal entity of which the company or any of its subsidiaries are members or shareholders, and in respect of which the company or any of its subsidiaries have, either individually or collectively, the right to appoint or dismiss more than half of such legal entity’s managing directors or supervisory directors, whether or not pursuant to any agreement with other persons having voting rights, and even if all persons having voting rights in fact cast their vote;

•	a partnership acting in its own name, for the liabilities of which the company or one or more subsidiaries is, as a partner, fully liable to creditors;

i.	Stock Market: regulated market or multilateral trading facility, as referred to in article 1:1 of the Dutch Financial Supervision Act (Wet Financieel Toezicht) or a system comparable to a regulated market or multilateral trading facility in a state not being a member state of the European Economic Area.

CHAPTER II

Name. Corporate seat. Objects

Article 2. Name and corporate seat

2.1	The name of the company is Frank’s International N.V.

2.2	The company has its corporate seat in Amsterdam.

Article 3. Objects

The objects of the company are:

a.	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

b.	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

c.	to acquire, dispose of, manage and exploit real and personal property, including patents, marks, licenses, permits and other industrial property rights;

d.	to borrow and/or lend monies, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others (including through the issuance of bonds, promissory notes or other securities in the widest sense of the word);

e.	to grant security over the assets of the company and its subsidiaries;

f.	to carry out all sorts of industrial, financial and commercial activities, including the manufacturing, import, export, purchase, sale, distribution and marketing of products and raw materials;

g	to act as a holding company;

the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.

CHAPTER III

Capital and shares. Register of shareholders

Article 4. Authorized capital

4.1	The authorized capital amounts to seven million nine hundred eighty thousand nine hundred sixty euro (EUR 7,980,960) and is divided into seven hundred ninety-eight million ninety-six thousand (798,096,000) shares of common stock, each with a nominal value of one eurocent (EUR 0.01).

4.2	The shares shall be numbered consecutively from 1 onwards.

4.3	The company shall not cooperate to the issue of depositary receipts.

4.4	All shares shall be in registered form. No share certificates shall be issued. The shares are non-divisible.

Article 5. Register of shareholders

A shareholders register will be kept at the office of the company in accordance with applicable law; provided that the preceding shall not apply to the part of the register kept outside The Netherlands in order to comply with the laws applicable there or by virtue of any stock exchange requirements.

CHAPTER IV

Issue of shares. Repurchase of shares. Capital reduction

Article 6. Issue of shares. Authorized corporate body. Terms and conditions of issue. Pre-emptive rights

6.1	The Company may issue shares up to the entire authorized share capital pursuant to a resolution of the board of managing directors, which resolution shall require the prior approval from the board of supervisory directors.

6.2	The designation as set out in paragraph 1 of this article 6 shall be valid for a period of five years starting on May nineteen, two thousand and seventeen and ending on May nineteen, two thousand and twenty-two (unless such period is extended in accordance with this article 6 paragraph 3). This designation also includes the authority to restrict or exclude pre-emptive rights upon an issue of shares.

6.3	The designation as set out in this article 6 paragraph 1, with or without the authority to restrict or exclude pre-emptive rights, may be extended by a resolution of the general meeting, each time for a period not exceeding five years. If the designation is extended, the number of shares which may be issued shall be determined at the same time. Unless laid down otherwise in the designation, it may not be withdrawn.

6.4	If the designation as set out in this article 6 paragraph 1 ends, the general meeting shall be competent to issue shares unless another body is designated for this purpose by the general meeting. The resolution of the general meeting to issue shares or to designate another body, including or excluding the assignment of the authority to exclude or limit the pre-emptive rights, other than as set out in this article 6 paragraph 1, will only be taken on the proposal of the board of managing directors, which proposal will have been approved by the board of supervisory directors. Any designation shall also determine the number of shares which may be issued and will have a duration of no more than five years.

6.5	The provisions of paragraph 1 up to and including paragraph 4 of this article shall apply accordingly to the granting of rights to subscribe to shares, but does not apply to the issue of shares to someone who exercises a previously acquired right to subscribe to shares.

6.6	If a resolution to issue shares is adopted, the issue price of the shares and the other conditions of the issue shall also be determined.

6.7	Subject to this article 6 paragraph 9, each holder of shares shall, with respect to an issue of shares, have a pre-emptive right with respect to any further share issue in proportion to the aggregate amount of his shares, except if shares are issued for a non-cash consideration, shares are issued as a result of a legal merger or legal split-off or if shares are issued to employees of the company or of a group company.

6.8	Pre-emptive rights, if applicable, may be exercised within at least two weeks after the notification was sent to the shareholders.

6.9	If the general meeting is competent to issue shares, it may also restrict or exclude pre-emptive rights. If pre-emptive rights are restricted or excluded by a resolution of the general meeting, the reasons for such proposal and the issue price of the shares must be given in writing in the proposal thereto. Pre-emptive rights may also be excluded or restricted by the body authorized to issue shares if such corporate body is also authorized by the relevant resolution of the general meeting for a fixed period, not exceeding five years, to restrict or exclude the pre-emptive rights. Upon termination of the authority of the corporate body to issue shares, its authority to restrict or exclude pre-emptive rights shall also terminate.

6.10	A resolution of the general meeting to restrict or exclude pre-emptive rights or to authorize another corporate body for that purpose shall require a majority of at least two-thirds of the votes cast if less than one-half of the issued capital is represented at the general meeting.

6.11	If, on the issue of shares, an announcement is made as to the amount to be issued and only a lesser amount can be placed, such lower amount shall be placed only if the conditions of issue explicitly provide therefore.

6.12	At the granting of rights to subscribe to shares, the shareholders shall have a pre-emptive right. The provisions of the previous paragraphs of this article shall apply accordingly at the granting of rights to subscribe to shares.

Shareholders shall have no pre-emptive rights in respect to shares issued to a person who exercises a right to acquire shares granted to him at an earlier date.

Article 7. Payment for shares. Payment in cash. Non-cash contribution

7.1	Upon the issue of a share, the nominal value must be fully paid up, and, in addition, if the share is subscribed at a higher amount, the difference between such amounts. It may be stipulated that a part, not exceeding three quarters of the nominal value needs only be paid after such part is called up by the company.

7.2	Persons who are professionally engaged in the placing of shares for their own account may be permitted, by agreement, to pay less than the nominal value for the shares subscribed by them, provided that no less than ninety-four percent of such amount is paid in cash not later than on the subscription for the shares.

7.3	Payment for shares shall be made in cash unless a non-cash contribution has been agreed. Payment in foreign currency may only be made with the company’s approval, and furthermore in accordance with the relevant statutory provisions.

7.4	The board of managing directors, with the approval from the board of supervisory directors, may agree to a payment for shares other than in cash.

A non-cash contribution shall occur without delay after acceptance of the share or following the day on which an additional payment is called up or agreed upon. In accordance with article 2:94b paragraph 1 of the Netherlands Civil Code, a description shall be drawn up of the contribution to be made. The description shall relate to the situation on a day no less than six months prior to the day the shares are subscribed for or the additional payment is called up or agreed upon. The managing directors shall sign the description; if the signature of any of them is lacking, this fact shall be recorded and the reasons therefor so noted.

7.5	An Auditor shall issue a statement on the description of the contribution to be made.

7.6	The provisions set out in this article relating to the description and Auditor’s report shall not apply to the cases referred to in article 2:94b paragraphs 3, 6 and 8 of the Netherlands Civil Code.

Article 8. Repurchase of shares

8.1	The company may not subscribe for its own shares upon the issue thereof.

8.2	Any acquisition by the company of shares in its capital which are not fully paid up, is null and void.

Any acquisition by the company of fully paid up shares in its capital, in violation of paragraph 3 of this article is null and void.

The term shares in this paragraph and paragraphs 3 up and including 5 of this article shall include depositary receipts.

8.3	The company may only acquire its own fully paid-up shares without consideration, or:

a.	if the equity decreased by the acquisition price is not less than the paid and called up part of the capital increased with the reserves which must be maintained by law or the articles of association; and

b.	the nominal amount of the shares in the company’s capital to be acquired, already held or held in pledge by the company and its subsidiaries collectively, does not exceed half of the company’s issued capital.

The company may only acquire its own fully paid-up shares with consideration if and insofar the general meeting has authorized the board of managing directors in that respect. Such authorization shall be valid for a period of no longer than eighteen months. In the authorization, the general meeting shall state the number of shares that may be acquired, how the shares may be acquired and the limits within which the price of the shares must be set. No authorization shall be required in case the company acquires shares in its capital, which are officially listed on a Stock Market, for the purpose of transferring such shares to employees of the company or of a group company, under a scheme applicable to such employees.

8.4	Decisive for the validity of the acquisition shall be the value of the company’s equity according to the most recently adopted balance sheet decreased with the acquisition price of shares in the company’s capital, the amount of the loans as meant in article 2:98c paragraph 2 of the Netherlands Civil Code and any distributions to others out of profits or reserves which became payable by the company and its subsidiaries after the date of the balance sheet.

If more than six months have lapsed since the expiration of a financial year without adoption of the Annual Accounts, an acquisition in accordance with the provisions in paragraph 3 shall not be permitted.

8.5	The provisions of paragraphs 2 up to and including 4 of this article do not apply to shares acquired by the company under universal succession of title (‘onder algemene titel’), without prejudice of the provisions in article 2:98a paragraph 3 and paragraph 4 of the Netherlands Civil Code.

8.6	The company may not with a view to any other party subscribing to or acquiring the company’s shares or depositary receipts, grant loans, provide security or any price guarantee, act as surety in any other manner, or bind itself jointly and severally or otherwise in addition to or on behalf of others. This prohibition shall also apply to its subsidiaries.

This prohibition shall not apply if shares or depositary receipts are subscribed for or acquired by employees of the company or a group company.

8.7	The company and its subsidiaries may not grant loans with a view to subscribing for its own shares or any other party acquiring shares in the capital of the company or depositary receipts, unless the board of managing directors passes a resolution and the conditions of article 2:98c paragraphs 2 up to and including 7 of the Netherlands Civil Code are fulfilled.

8.8	Shares or depositary receipts in the company’s capital may, upon issue, not be subscribed for by or on behalf of any of its subsidiaries. The subsidiaries may acquire such shares or depositary receipts for their own account only insofar as the company is permitted to acquire its own shares or depositary receipts pursuant to paragraphs 2 up to and including 5 of this article.

8.9	Disposal of any shares in its own capital or depositary receipts held by the company shall require a resolution of the general meeting provided that the general meeting has not granted this authority to another corporate body.

8.10	The company may not cast votes in respect of shares in its own capital held by the company or such shares on which the company has a right of usufruct or pledge. Nor may any votes be cast by the pledgee or usufructuary of shares in its own capital held by the company if the right has been created by the company. No votes may be cast in respect of the shares whereof depositary receipts are held by the company. The provisions of this paragraph shall also apply to shares or depositary receipts held by any Subsidiary or in respect of which any Subsidiary owns a right of usufruct or pledge.

8.11	When determining to what extent the company’s capital is represented, or whether a majority represents a certain part of the capital, the capital shall be reduced by the amount of the shares for which no votes can be cast.

Article 9. Capital reduction

9.1	Upon a proposal of the board of managing directors, which proposal shall be approved by the board of supervisory directors, the general meeting may resolve to reduce the issued capital of the company by a cancellation of its shares or by a reduction of the nominal value of the shares by amendment of the articles of association.

9.2	The relevant statutory provisions shall apply to the above mentioned resolution and the execution thereof.

CHAPTER V

Transfer of shares. Usufruct. Pledge

Article 10. Transfer of shares

The transfer of a share or any restricted rights thereon must be effected in accordance with applicable law.

Article 11. Usufruct

11.1	A shareholder may freely create a right of usufruct on one or more of his shares.

11.2	The shareholder shall have the voting rights attached to the shares on which the usufruct has been established.

11.3	In deviation of the previous paragraph, the voting rights shall be vested in the usufructuary if such is determined upon the creation of the right of usufruct.

11.4	The shareholder without voting rights and the usufructuary with voting rights shall have the rights conferred by law upon holders of depositary receipt issued with the cooperation of the company. The usufructuary without voting rights shall also have such rights unless these are withheld from him upon the creation or transfer of the usufruct. Wherever reference is made in these articles of association to “holders of depositary receipts issued with the cooperation of the company” this shall be deemed to include usufructuaries who have the relevant rights.

11.5	Any rights arising from the share to acquire other shares, shall vest in the shareholder on the understanding that he must compensate the usufructuary for the value thereof to the extent the usufructuary is entitled thereto pursuant to his right of usufruct.

Article 12. Pledge

12.1	A shareholder may create a right of pledge on one or more of his shares.

12.2	The shareholder shall have the voting rights attached to the shares on which the pledge has been established.

12.3	In deviation of the previous paragraph, the voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge.

12.4	The shareholder without voting rights and the pledgee with voting rights shall have the rights conferred by law upon holders of depositary receipt issued with the cooperation of the company. Pledgees without voting rights shall also have such rights unless these are withheld from him upon the creation or transfer of the pledge. Wherever reference is made in these articles of association to “holders of depositary receipts issued with the cooperation of the company” this shall be deemed to include pledgees who have the relevant rights.

Article 13. Acknowledgement pledge

13.1	A pledge may also be created without acknowledgement by or service on the company. In that case article 3:239 of the Netherlands Civil Code shall apply accordingly, whereby the acknowledgement by or service on the company shall take the place of the notification referred to in paragraph 3 of that article.

13.2	If a pledge is created without acknowledgement by or service on the company, the rights pursuant to the provisions of article 12 shall vest in the pledgee only after the pledge has been acknowledged by or has been served on the company.

CHAPTER VI

Board of managing directors

Article 14. Board of managing directors

14.1	The board of managing directors shall be in charge of managing the company, subject to the restrictions set forth in these articles of association. When performing their duties, the managing directors shall be guided by the interests of the company and its affiliated business.

14.2	The board of managing directors shall consist of one or more managing directors. The general meeting shall determine the number of managing directors, upon the proposal of the board of supervisory directors.

14.3	The managing directors shall be appointed by the general meeting, on a recommendation made by the board of supervisory directors. A resolution by the general meeting to appoint a managing director may be passed by a simple majority of the votes cast.

14.4	The general meeting shall be free to appoint a managing director if the board of supervisory directors fails to make a recommendation within three months of the position becoming vacant.

14.5	A recommendation submitted on time shall be binding. However, the general meeting may disregard the recommendation if it adopts a resolution to that effect by a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

14.6	The legal relationship between a managing director and the company does not constitute an employment contract.

Article 15. Suspension and dismissal

15.1	The general meeting shall at all times have the power to suspend or dismiss each managing director. A resolution to suspend or dismiss a managing director may be passed by a simple majority of the votes cast.

15.2	Each managing director may at all times be suspended by the board of supervisory directors. The suspension may at all times be canceled by the general meeting.

15.3	Any such suspension may be extended several times but the total term of the suspension may not exceed three months. The suspension shall expire on lapse of this period if no resolution has been adopted either to lift the suspension or to dismiss the managing director.

15.4	If the general meeting has suspended a director in conformity with paragraph 1, the general meeting shall within three months of the date on which suspension has taken effect resolve either to dismiss such managing director, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension.

If within the period of continued suspension the general meeting has not resolved either to dismiss the managing director concerned or to terminate the suspension, the suspension shall lapse.

A managing director who has been suspended shall be given the opportunity to account for his actions at the general meeting.

Article 16. Board compensation

16.1	The general policy with regard to the compensation of the board of managing directors shall be determined by the general meeting, upon a proposal of the board of supervisory directors. The compensation policy shall, at a minimum, address the items set out in articles 2:383c up to and including 2:383e of the Netherlands Civil Code, to the extent that these relate to the board of managing directors. The compensation policy shall be presented in writing to the works council, if any, for information purposes at the same time as it is submitted to the general meeting.

16.2	The compensation of managing directors shall be set, with due regard for the compensation policy, by the board of supervisory directors. With regard to arrangements concerning compensation in the form of shares or share options, the board of supervisory directors shall submit a proposal to the general meeting for its approval. This proposal must, at a minimum, state the number of shares or share options that may be granted to the board of managing directors and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.

Article 17. Decision-making. Division of duties

17.1	The board of managing directors shall meet as often as a managing director may deem necessary.

17.2	In the meeting of the board of managing directors, each managing director has a right to cast one vote. All resolutions by the board of managing directors shall be adopted by a simple majority of the votes cast. In the event the votes are equally divided, none of the managing directors has a decisive vote.

17.3	A managing director may grant another managing director a written proxy to represent him at the meeting.

17.4	The board of managing directors may adopt resolutions without holding a meeting, provided that the resolution is adopted in writing and all managing directors have expressed themselves in favor of the proposal.

17.5	The board of managing directors may adopt rules and regulations governing its decision-making process.

17.6	The board of managing directors may make a division of duties, specifying the individual duties of every managing director. Such division of duties shall require the approval of the board of supervisory directors.

17.7	A managing director shall not participate in the deliberations and the decision making process if he has a direct or indirect personal interest which is in conflict with the interest as meant in article 14. If as a result hereof no resolution of the board of managing directors can be adopted, the resolution shall be adopted by the board of supervisory directors.

Article 18. Representative authority

18.1	The board of managing directors shall represent the company. The authority to represent the company shall also be vested in every managing director individually.

18.2	The board of managing directors may appoint officers and grant them a general or special power of attorney. Their title shall be determined by the board of managing directors. Titles may include Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Secretary. Each officer shall represent the company within the bounds of his authorization. The appointment of officers shall require the prior approval of the board of supervisory directors.

Article 19. Approval of board resolutions

19.1	The board of managing directors shall require the approval of the general meeting for resolutions of the board of managing directors with regard to an important change in the identity or character of the company or its business, including in any case:

a.	the transfer of the business of the company or almost the entire business of the company to a third party;

b.	the entering into or termination of any long-term co-operation of the company or any Subsidiary of the company with another legal entity or company or as a fully liable partner in a limited or general partnership, if such co-operation or termination is of far-reaching significance for the company;

c.	the acquisition or disposal by the company or by a Subsidiary of the company of a participation in the capital of another company with a value of at least one third of the amount of the assets according to the balance sheet with explanatory notes, or in case the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes, forming part of the most recently adopted Annual Accounts of the company.

19.2	The absence of approval as meant in this article does not affect the representative authority of the board of managing directors or the managing directors.

Article 20. Absence or inability to act

If a managing director is absent or unable to act, the remaining managing director(s) shall be temporarily charged with the management of the company. If the sole managing director is or all managing directors are absent or unable to act, a person appointed by the board of supervisory directors shall be temporarily charged with the management of the company. Such person appointed by the board of supervisory directors shall duly observe these articles of association and the rules of the board of managing directors.

CHAPTER VII

Board of supervisory directors

Article 21. Number of members

The company shall have a board of supervisory directors, consisting of a minimum of one (1) supervisory director and a maximum of nine (9) supervisory directors. The general meeting shall determine the number of supervisory directors, upon the proposal of the board of supervisory directors.

Article 22. Appointment

22.1	The supervisory directors shall be appointed by the general meeting. Until such time as the Mosing Family no longer Beneficially Owns at least the percentage of all issued and outstanding shares in the company set forth below, it will have the right to make a binding recommendation for the appointment of up to the number of supervisory directors as set forth below:

•	if the Mosing Family holds at least fifty percent (50%), it shall have the right to bindingly recommend five (5) supervisory directors;

•	if the Mosing Family holds at least forty percent (40%), it shall have the right to bindingly recommend four (4) supervisory directors;

•	if the Mosing Family holds at least thirty percent (30%), it shall have the right to bindingly recommend three (3) supervisory directors;

•	if the Mosing Family holds at least twenty percent (20%), it shall have the right to bindingly recommend two (2) supervisory directors; and

•	if the Mosing Family holds at least ten percent (10%), it shall have the right to bindingly recommend one (1) supervisory directors.

The remaining supervisory directors, if any (including any supervisory directors for which the Mosing Family does not exercise its recommendation right), shall be appointed on a recommendation made by the board of supervisory directors. A resolution by the general meeting to appoint a supervisory director may be passed by a simple majority of the votes cast.

22.2	The general meeting shall be free to appoint a supervisory director if no recommendation in accordance with paragraph 1 of this article is made within three months of the position becoming vacant.

22.3	A recommendation submitted on time shall be binding. However, the general meeting may disregard the recommendation if it adopts a resolution to that effect by a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

22.4	The supervisory directors shall be appointed for an indefinite period of time unless the general meeting has expressly appointed the supervisory director for a defined period of time.

22.5	The board of supervisory directors shall appoint a supervisory director from their midst as chairman of the board of supervisory directors.

Article 23. Suspension and dismissal

A supervisory director can at any time be suspended and dismissed by the general meeting.

Article 24. Remuneration

The general meeting may grant a remuneration to the supervisory directors.

Article 25. Duties and powers

25.1	The duty of the board of supervisory directors shall be to supervise the policies of the board of managing directors and the general course of affairs of the company and its affiliated business.

It shall give advice to the board of managing directors. When performing their duties, the supervisory directors shall be guided by the interests of the company and its affiliated business.

25.2	The board of supervisory directors may make a division of duties, specifying the individual duties of every supervisory director.

25.3	The board of supervisory directors has an audit committee. The board of supervisory directors may establish any other committee as the board of supervisory directors shall decide. The board of supervisory directors shall draw up charters governing a committee’s internal affairs.

25.4	The board of managing directors shall timely provide the board of supervisory directors with any such information as may be necessary for the board of supervisory directors to perform its duties. At least once a year the board of managing directors shall inform the board of supervisory directors in writing of the main lines of the company’s strategic policy, the general and financial risks and the management and control system.

25.5	The board of supervisory directors shall have access to the buildings and grounds of the company and be authorized to inspect the books, records and other carriers of data of the company.

The board of supervisory directors may appoint one or more persons from their midst or any expert to exercise such powers. The board of supervisory directors may also seek assistance of experts in other cases.

Article 26. Decision-making

26.1	The board of supervisory directors shall meet as often as a supervisory director or the board of managing directors may deem necessary.

26.2	In the meeting of the board of supervisory directors each supervisory director has a right to cast one vote. All resolutions by the board of supervisory directors shall be adopted by an simple majority of the votes cast. In the event the votes are equally divided, the chairman shall have a decisive vote.

26.3	A supervisory director may grant another supervisory director a written proxy to represent him at the meeting.

26.4	The board of supervisory directors may pass resolutions outside a meeting, provided that the resolution is adopted in writing and all supervisory directors have expressed themselves in favor of the proposal.

26.5	The board of supervisory directors may adopt rules and regulations governing its decision-making process.

26.6	The board of supervisory directors shall have a meeting with the board of managing directors as often as the board of supervisory directors or the board of managing directors deems necessary.

26.7	A supervisory director shall not participate in the deliberations and the decision making process if he has a direct or indirect personal interest which is in conflict with the interest as meant in article 25 paragraph 1. If as a result hereof no resolution of the board of supervisory directors can be adopted, the resolution shall be adopted by the general meeting.

CHAPTER VIII

Annual Accounts. Profits

Article 27. Financial year. Drawing up the Annual Accounts

27.1	The company’s financial year shall correspond with the calendar year.

27.2	Within five months of the end of the company’s financial year, the board of managing directors shall draw up the Annual Accounts unless, in special circumstances, an extension of this term by not more than five months is approved by the general meeting.

27.3	The Annual Accounts shall be signed by all the managing and supervisory directors; if the signature of any of them is missing, this fact and the reason for such omission shall be stated.

27.4	The board of supervisory directors may submit to the general meeting a preliminary advice on the Annual Accounts.

Article 28. Auditor

28.1	The company shall commission an Auditor to examine the Annual Accounts.

28.2	The general meeting shall be authorized to grant such commission. If the general meeting fails to do so, the board of supervisory directors shall be authorized to act instead, or if the board of supervisory directors fails to do so, the board of managing directors. The commission may at any time be withdrawn by the general meeting and the one who granted the commission; the commission granted by the board of managing directors may also be withdrawn by the board of supervisory directors.

28.3	The Auditor shall report its findings to the board of managing directors and the board of supervisory directors.

28.4	The Auditor shall record its findings in a report commenting on the true and fair nature of the Annual Accounts.

28.5	The Auditor may be questioned by the general meeting in relation to his statement on the fairness of the Annual Accounts. The Auditor shall therefore attend and be entitled to address this meeting.

Article 29. Presentation to the shareholders. Availability. Adoption

29.1	The Annual Accounts shall be deposited at the company’s office for inspection by the shareholders and holders of depositary receipts issued with the cooperation of the company, within the period of time specified in article 27 paragraph 2. The board of managing directors shall also submit the report of the board of managing directors within the same term.

29.2	The company shall ensure that the Annual Accounts, the report of the board of managing directors, the preliminary advice of the board of supervisory directors, if any, and the additional data to be added pursuant to article 2:392 paragraph 1 of the Netherlands Civil Code shall be available at its office from the day notice is sent out for the general meeting at which these documents will be handled. Shareholders and holders of depositary receipts issued with the cooperation of the company may inspect these documents at the company’s office and may obtain a complimentary copy thereof.

29.3	If the company has bearer debt instruments outstanding, the documents, insofar as the same must be published after adoption, may also be inspected by any third party who may obtain a copy thereof at no more than cost. This right shall lapse as soon as the said documents have been deposited with the trade register.

29.4	The general meeting shall adopt the Annual Accounts. The Annual Accounts cannot be adopted if the general meeting has not been able to examine the Auditor’s report referred to in article 28 paragraph 4, unless under the additional data as mentioned in paragraph 2 of this article, a lawful ground has been stated for the absence of the Auditor’s report.

29.5	The provisions set out in these articles of association regarding the report of the board of managing directors and the additional data to be added under article 2:392 paragraph 1 of the Netherlands Civil Code shall not apply if the company is a member of a group and article 2:396 or article 2:403 of the Netherlands Civil Code applies to the company.

Article 30. Publication

The company shall publish its Annual Accounts, if required, in accordance with applicable law.

Article 31. Profits

31.1	The board of managing directors, subject to the approval of the board of supervisory directors, shall determine which portion of the profits earned in the past financial year, shall be reserved and which portion shall be distributed as dividends to the shareholders.

31.2	The company can only make distributions to the extent its equity exceeds the paid and called up part of the capital increased with the reserves, which must be maintained pursuant to the law.

31.3	Dividends shall be paid after the adoption of the Annual Accounts evidencing that the payment of dividends is lawful.

31.4	The board of managing directors may, with the approval of the board of supervisory directors, resolve to pay interim dividends, if the requirement of paragraph 2 of this article has been met as evidenced by an interim statement of assets and liabilities.

Such interim statement shall relate to the condition of such assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved by law shall be included in such statement of assets and liabilities. The interim statement of assets and liabilities shall be signed by the managing directors, if the signature of one of them is missing, this fact and the reason for such omission shall be stated.

The company shall deposit the statement of assets and liabilities with the trade register within eight days after the day on which the resolution to distribute is published.

31.5	The board of managing directors may, with due observance of the provisions of paragraph 2 and 4, resolve to make distributions out of a reserve which need not be kept by law.

31.6	The board of managing directors may, with due observance of the provisions of paragraph 2 and 4, resolve to pay, wholly or partly, dividends other than in cash.

31.7	For the calculation of the amount to be distributed on the shares, the shares held by the company in its own capital shall not be taken into account. For the calculation of the amount to be distributed on each share, only the amount of the mandatory payments on the nominal value of the shares shall be taken into account. The foregoing may be deviated from with the consent of all shareholders.

31.8	A claim of a shareholder to receive a distribution expires after five years.

CHAPTER IX

General meetings

Article 32. Annual general meeting

32.1	Within six months of the end of the company’s financial year, the annual general meeting shall be held.

32.2	The agenda of that meeting shall, among other matters, contain the items required by applicable law and such other proposals raised for consideration by the board of supervisory directors or the board of managing directors.

Article 33. Extraordinary general meetings

Without prejudice to the provisions of article 32 paragraph 1 and the law, general meetings shall be held as often as the board of managing directors, the board of supervisory directors, or shareholders and holders of depositary receipts issued with the cooperation of the company together representing at least one-tenth of the issued capital, hereinafter referred to as the “requesting shareholders”, deem necessary, and as required by applicable law.

Article 34. Convocation. Agenda

34.1	General meetings shall be called by the board of managing directors, the board of supervisory directors or by the requesting shareholders. The requesting shareholders are only authorized to call the general meeting themselves if it is evidenced that the requesting shareholders have requested the board of managing directors to call a general meeting in writing, exactly stating the matters to be discussed, and the board of managing directors has not taken the necessary steps so that the general meeting could be held within six weeks after the request. The requirement of a written request is also met if the request is recorded electronically.

If the requesting shareholders represent more than half of the issued capital, however, they shall be authorized to call the general meeting themselves without first having to request the board of managing directors to call the general meeting.

34.2	Convocation shall take place with observance of such term as required by applicable law and stock exchange regulations.

34.3	The convening notice shall specify the items to be discussed. Items which have not been specified in the convening notice may be announced with due observance of the requirements of this article. The convening notice shall furthermore state all such information as may be required by these articles of association, applicable law and stock exchange regulations.

34.4	The agenda shall contain such business as may be placed thereon by the board of managing directors. An item, of which the discussion has been requested in writing by one or more shareholders, representing solely or jointly at least three-hundredth of the issued capital, shall be included in the convocation notice or announced in an equal manner, provided that the company has received the request, including the reasons for the request, or the proposal for a resolution, at least sixty days before the date of the meeting. The general meeting shall not adopt resolutions on matters other than those that have been placed on the agenda.

34.5	All convocations for the general meetings and all notifications to shareholders and holders of depositary receipts issued with the cooperation of the company shall be given in the manner required by applicable law.

Article 35. Place of the meetings

General meetings shall be held in the Netherlands, in the municipality of Amsterdam, or in the municipality of Haarlemmermeer (Schiphol). In a meeting held elsewhere, valid resolutions can only be taken if the entire issued capital is represented. The convening notice shall state the place where the general meeting shall be held.

Article 36. Imperfect convocation general meeting

36.1	Valid resolutions in respect of matters which were not mentioned on the agenda in the convocation letter or which have not been published in the same manner and with due observance of the period set for convocation, can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

36.2	If the period for convocation mentioned in article 34 paragraph 2 was shorter or if no convocation has taken place, valid resolutions can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

Article 37. General meeting chairman

37.1	The general meetings shall be chaired by the chairman of the board of supervisory directors or by another supervisory director appointed for that purpose by the board of supervisory directors.

37.2	If no chairman for a meeting has been appointed in accordance with paragraph 1, the meeting shall appoint its chairman itself.

Article 38. Minutes

38.1	Minutes shall be taken of the matters discussed at every general meeting by a secretary to be appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and signed by them to that effect.

38.2	The chairman, or the person who requested the meeting, may decide that an official notarial report should be drawn up of the matters discussed at the general meeting. This report must be co-signed by the chairman.

Article 39. Rights exercisable during a meeting. Admission

39.1	Every shareholder, as well as holders of depositary receipts issued with the cooperation of the company shall be authorized to attend the general meeting, address the meeting and exercise their voting rights. If the voting rights attached to a share are vested in the usufructuary or pledgee instead of the shareholder, also the shareholder shall be authorized to attend the general meeting and to address the meeting.

39.2	The rights referred to in the previous paragraphs may be exercised by a person acting upon a written power of attorney. A power of attorney shall mean any power of attorney transmitted via standard means of communication and received in written form. The requirement of a written power of attorney is also met in case the power of attorney has been recorded electronically.

39.3	The supervisory directors and the managing directors shall have an advisory vote at the general meeting.

39.4	The Auditor as meant in article 28 paragraph 1 shall be authorized to attend the general meeting held to adopt the Annual Accounts and to address the meeting.

39.5	Admission to the general meeting of persons other than those referred to in this article shall be decided upon by the chairman of the general meeting.

39.6	The board of managing directors is authorized to determine that participation in the general meeting may also occur through an electronic communication method, under the conditions as may be announced in the convocation. Through the electronic communication method, the relevant participants must be able to be identified, to directly take note of the discussions at the meeting and to exercise the voting rights.

39.7	Subject to the relevant provisions of applicable law and stock exchange regulations, votes that have been cast through an electronic communication method prior to the general meeting will be treated equally to votes cast at the time of the meeting.

39.8	The board of directors is authorized to determine at the convocation of a general meeting that, for the purposes of this article 39, the persons entitled to attend and to vote at the general meeting shall be those, who at the date of registration have such rights and are recorded as such in a register designated by the board of directors , irrespective of who may be entitled to the shares or depositary receipts at the time of the general meeting.

The date of registration shall be the twenty-eighth day before the day of the meeting, or, if permitted under applicable law and stock exchange regulations, such other date as may be determined by the board of managing directors.

The convocation shall mention the date of registration as well as the manner in which the persons entitled to attend or to vote at a general meeting may procure their registration and the way they may exercise their rights.

Article 40. Decision making general meeting

40.1	Every share shall give the right to cast one vote.

Resolutions shall be passed by a simple majority of the votes cast, unless the law or the articles of association prescribe a greater majority.

40.2	If no simple majority is reached by a vote taken with respect to the election of persons, a second vote shall be taken whereby the voters are not required to vote for the previous candidates.

If, again, no one has gained a simple majority of the votes, new votes shall be held until either one person has gained a simple majority or, if the vote was between two persons, the votes are equally divided.

Such new votes (except for the second vote) shall only take place between the candidates who were voted for in the previous vote, except for the person who received the least number of votes.

If two or more persons have the least number of votes, it shall be decided by lot who cannot be voted for at the new vote.

If, in the event of an election between two candidates, the votes are equally divided, it shall be decided by lot who has been elected.

40.3	If a vote is taken in respect of matters other than in relation to election of persons and the votes are equally divided, the relevant motion shall be considered rejected.

40.4	All votings shall take place orally unless the chairman decides or any person entitled to vote requests a voting in writing.

40.5	Abstentions and invalid votes shall be deemed not to have been cast.

40.6	Votes by acclamation shall be allowed unless one of the persons present and entitled to vote objects.

40.7	The chairman’s view at the meeting expressing that the general meeting has passed a resolution shall be decisive. The same shall apply to the contents of the resolution so passed, provided that the relevant motion was not put down in writing. However, if the chairman’s view is challenged immediately after it is expressed, a new vote shall be taken when the majority of the persons present and entitled to vote so require or, if the original vote was not by call or by ballot, when one person present and entitled to vote so requires. The new vote shall nullify the legal consequences of the original vote.

Article 41. Resolutions passed outside a meeting

The shareholders may not pass resolutions in writing, rather than at a general meeting.

CHAPTER X

Amendment to the articles of association. Liquidation

Article 42. Amendment to the articles of association and dissolution

Upon the proposal of the board of managing directors, which proposal shall be approved by the board of supervisory directors, the general meeting may resolve to amend the articles of association or to dissolve the company.

If a proposal to amend the articles of association or to dissolve the company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the motion is for an amendment to the articles of association, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company’s office for inspection by the shareholders and holders of depositary receipts issued with the cooperation of the company until the meeting has been held

Article 43. Liquidation

43.1	If the company is dissolved pursuant to a resolution by the general meeting, the managing directors shall be the liquidators of the dissolved company, unless the general meeting appoints other persons to that effect. The board of supervisory directors shall supervise the liquidation.

43.2	The provisions of these articles of association shall, to the fullest extent possible, continue to be in force during the liquidation.

43.3	The surplus remaining after payment of the debts shall be paid to the shareholders in proportion to the aggregate nominal value of their individual shareholdings.

43.4	After the company has ceased to exist, the books, records and other carriers of data shall be kept by the person designated thereto by the liquidators for seven years.

CHAPTER XI

Indemnification and hold harmless clause

Article 44. Indemnification and hold harmless clause

44.1	To the fullest extent permissible by law, the company shall indemnify and reimburse for, and hold harmless against, each officer and former officer, managing director and former managing director and supervisory director and former supervisory director (and, in the case of an officer or managing director that is not a natural person, its affiliates, shareholders, members, managers, directors, officers, partners, employees and agents) collectively, the “Indemnified Persons”):

a.	any and all liabilities, claims, judgments, fines and penalties (collectively, the “Claims”) incurred by an Indemnified Person as a result of any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each a “Legal Action”) in relation to any act or omission in or related to his or her capacity as Indemnified Person; and

b.	any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “Expenses”) incurred by an Indemnified Person in connection with any Legal Action.

44.2	An Indemnified Person will not be held harmless, indemnified and reimbursed as referred to above in paragraph 1, if and to the extent:

a.	a Dutch court has made a final and binding judgment that the act or omission of the Indemnified Person can be characterized as willful misconduct (opzet), willful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid); and/or

b.	the costs or the loss of the Indemnified Person is covered by insurance and the insurer has compensated him or her for the costs or loss.

44.3	When a Dutch court has made a final and binding judgment that an Indemnified Person has no claim to the indemnification as referred to above in paragraph 1, the Indemnified Person shall immediately repay to the company any amount of indemnification it received from the company. The company can demand surety for the repayment obligation of the concerned party.

44.4	The company shall use all its reasonable endeavors to provide for, and shall bear the cost of, insurance covering Claims against, and Expenses incurred by, the Indemnified Persons in connection with any Legal Action.

44.5	The company may enter into agreements with an Indemnified Person to provide for indemnification consistent with the terms and conditions set forth in this article 44. Unless otherwise agreed by the Indemnified Persons, the company may maintain insurance, at its expense, on its own behalf and on behalf of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the company would have the power to indemnify such person against such liability under this article 44.

44.6	Expenses incurred by an Indemnified Person in defending a Legal Action shall be paid by the company in advance of such Legal Action’s final disposition upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the company deems appropriate. The indemnification and advancement of expenses set forth in this article 44 shall continue as to an Indemnified Person who has ceased to be a named Indemnified Person and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a person.

44.7	Persons who are not covered by the foregoing provisions of this article 44 and who are or were partners, employees or agents of the company, or who are or were serving at the request of the company as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the company.

44.8

The provisions of this article 44 shall be deemed to be a contract right between the company and each person who serves in such capacity at any time while this article 44 and the relevant provisions of applicable law are in effect, and any repeal or modification of this article 44 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Legal Action then existing. The indemnification and other rights provided for in this article 44 shall inure to the benefit of the heirs, executors and administrators of any Indemnified Person. Except as provided in this article 44, the company shall indemnify any such person seeking indemnification in connection with a Legal Action initiated by such person only if such Legal Action was authorized by the board of supervisory directors.

44.9	For purposes of this article 44, references to “the company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, managing directors, supervisory directors, officers, employees or agents, so that any Person who is or was a manager, managing director, supervisory director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a managing director, supervisory director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this article 44 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this article 44, references to “other enterprise(s)” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the company” shall include any service as a manager, officer, employee or agent of the company that imposes duties on, or involves services by, such manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

44.10	Anything herein to the contrary notwithstanding, any indemnity by the company relating to the matters covered in this article 44 shall be provided out of and to the extent of company assets only and no shareholder shall have personal liability on account thereof or shall be required to make additional contributions to help satisfy such indemnity of the company

The appearing person is known to me, civil law notary.

The identity of the appearing person was established by me, civil law notary, on the basis of the above-mentioned document intended for identification purposes.

WITNESSED THIS DEED, the original of which was drawn up and executed in Amsterdam on the date first written above.

Prior to the execution of this deed, I, civil law notary, informed the appearing person of the substance of the deed and gave the appearing person an explanation thereon, and furthermore pointed out the consequences which will result for the party from the contents of this deed.

Subsequently, the appearing person declared to have taken note of the contents of this deed after timely being given the opportunity thereto and waived a full reading of this deed.

Immediately after a limited reading, this deed was signed by the appearing person and me, civil law notary.

EXHIBIT A

Donald Keith Mosing

William Bradford Mosing

Lindsey R. Mosing

Trust u/l/w Janice P. Mosing f/b/o Lindsey R. Mosing

Victoria R. Mosing

Trust u/l/w Janice P. Mosing f/b/o Victoria R. Mosing

By-Pass Corporate Stock Trust u/l/w Janice P. Mosing f/b/o Donald Keith Mosing

By-Pass Corporate Stock Trust u/l/w Janice P. Mosing f/b/o Gregory Stanton Mosing

By-Pass Corporate Stock Trust u/l/w Janice P. Mosing f/b/o William B. Mosing

Melanie Christine Mosing

Derek A. Veverica

Trust u/l/w Janice P. Mosing f/b/o Derek A. Veverica

Christine M. Veverica

Trust u/l/w Janice P. Mosing f/b/o Christine M. Veverica

Melanie C. Mosing

By-Pass Corporate Stock Trust u/l/w Janice P. Mosing f/b/o Melanie C. Mosing

The 2009 Mosing Family Delaware Dynasty Trust FBO William Bradford Mosing

The 2009 Mosing Family Delaware Dynasty Trust FBO Donald Keith Mosing

The 2009 Mosing Family Delaware Dynasty Trust FBO Gregory Stanton Mosing

The 2009 Mosing Family Delaware Dynasty Trust FBO Melanie Christine Mosing

Gregory Stanton Mosing

Michael Frank Mosing

Succession of Clara L. Mosing

The CLM 2009 IDG Trust

Steven Brent Mosing

The Erich & Stephanie Mosing 1994 Trust, Share “A” f/b/o Erich Lloyd Mosing

The Erich & Stephanie Mosing 1994 Trust, Share “B” f/b/o Stephanie Marie Mosing

Erich Lloyd Mosing

Stephanie Marie Mosing

Sharon Mosing Miller

Succession of Timothy Dupre Mosing

Jeffrey Louis Mosing

Kirkland David Mosing

Kendall Garrett Mosing

The DBM 2009 QSST – IDG Trust u/t/a/ December 17, 2009

The LKM 2009 QSST – IDG Trust u/t/a/ December 17, 2009

Succession of Larry Kirkland Mosing

Lori Mosing Thomas

Donald K. Mosing Family Partnership, Ltd.